EXHIBIT 99.1




PRESS RELEASE                     FOR IMMEDIATE RELEASE
                                  Contact:  Anderson L. Smith, President and CEO
                                  Telephone:  423-586-8421


    JEFFERSON BANCSHARES, INC. ANNOUNCES COMPLETION OF SECOND-STEP CONVERSION


Morristown,  Tennessee  - (July 1, 2003)  Jefferson  Bancshares,  Inc.  (Nasdaq:
JFBI), the holding company for Jefferson Federal Bank (formerly Jefferson Federal Savings and Loan Association of Morristown), today announced that it has sold 6,612,500 shares at $10.00 per share, representing an offering amount of $66,125,000 (the "adjusted maximum" of the offering range), in its second-step mutual to stock conversion offering, which expired on June 18, 2003. Orders received in the subscription and community offering totaled in excess of $105 million.

Jefferson Bancshares will exchange approximately 1,389,000 shares with minority shareholders of Jefferson Federal Savings and Loan Association, representing an exchange ratio of 4.2661.

As part of the conversion, Jefferson Bancshares formed the Jefferson Federal Charitable Foundation, which was funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. Jefferson Charitable Foundation will make grants and donations to non-profit and community groups and projects located within Jefferson Federal's market area. In connection with the closing of the conversion, Jefferson Federal Savings and Loan Association also changed its name to "Jefferson Federal Bank."

Total shares outstanding after the conversion, exchange and contribution to the charitable foundation will be approximately 8,376,000 shares.

Shares of Jefferson Bancshares, Inc. are expected to begin trading on July 2, 2003 on the Nasdaq under the ticker symbol "JFBI."

At March 31, 2003, Jefferson Federal had assets of $265.5 million, deposits of $227.3 million and stockholders' equity of $35.8 million. Jefferson Federal is a community oriented financial institution offering traditional financial services within its local communities through its main office and two drive-through facilities in Morristown.

Muldoon Murphy & Faucette LLP served as Jefferson Federal's conversion counsel and Keefe, Bruyette & Woods, Inc. assisted in the sale of the common stock of Jefferson Bancshares.